CUSIP No. 69888T108	13D

EXHIBIT A

JOINT FILING AGREEMENT

The undersigned agree that the statement on Schedule 13D with respect to the Common Stock, par value $0.01 per share, of Par Petroleum, Inc., dated as of September 10, 2012, and any amendments thereto (including amendments on Schedule 13G) signed by each of the undersigned shall be, filed on behalf of each of them pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

DATED:  September 10, 2012

ZELL CREDIT OPPORTUNITIES MASTER FUND, L.P.
By: Chai Trust Company, LLC, its general partner
CHAI TRUST COMPANY, LLC

Each by: /s/ PHILIP G. TINKLER

Name: Philip G. Tinkler
Title: Chief Financial Officer

ZCOF PAR PETROLEUM HOLDINGS, L.L.C.

By: /s/ PHILIP G. TINKLER

Name: Philip G. Tinkler
Title: Vice President